Exhibit 3.1 - Certificate of Incorporation

SECRETARY OF STATE

(The Great Seal of State of Nevada)

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that MORTLOCK VENTURES INC., did on September 19, 2005, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

                    IN WITNESS WHEREOF, I have hereunto set my
                    hand and affixed the Great Seal of State, at my office
                    on September 19, 2005.

(Seal of State of Nevada)                       DEAN HELLER

                   DEAN HELLER
               Secretary of State

                    By

               Certification Clerk